Exhibit 99.1

XpresSpa Group Reports First Quarter 2018 Results

Product and Service Revenue Grew 7.4%

Adjusted EBITDA Loss Narrowed

Continuing Cost Reduction

Enters into $4.4 Million Secured Convertible Notes

Extends Maturity of Existing Debt to December 31, 2019

NEW YORK, May 15, 2018 - XpresSpa Group, Inc. (Nasdaq: XSPA), a health and wellness holding company, today announced financial results for the first quarter ended March 31, 2018. Following the sale of Group Mobile on March 22, 2018, the Company determined that it only had one operating segment, and first quarter 2018 and 2017 results are presented accordingly.

Ed Jankowski, XpresSpa Group CEO, said, “In the first quarter of 2018, XpresSpa’s revenue increased 7.4% from first quarter last year as new stores contributed to our top-line growth, even as we absorbed the effects of 69 days of weather related incidents, including 17 airport closures, as well as a strong first quarter 2017 comparison. During the quarter, as part of our evolution to a pure play health and wellness services company, we further streamlined our operations to reduce costs and redundancies, which helped narrow our Adjusted EBITDA loss from last year.”

“As the leading on-the-go spa provider, XpresSpa enjoys a phenomenal growth opportunity as airports seek to capture travelers’ waiting time and the increasing portion of their discretionary spending that is being devoted to health and wellness. In addition to spas opened in first quarter, we have opened new locations in Houston’s Terminal A and a smaller store in LaGuardia’s Terminal B. We have refined our capex schedule to concentrate on high-priority new company-owned spa openings this year, including Atlanta (two locations), Austin (two locations), and third locations in Las Vegas and Philadelphia. We are also evaluating certain of these locations as potential opportunities for our franchising model, for which we have seen a high level of interest, and are in conversations with airports and franchisees for additional locations. Recently, we won an RFP for SFO Terminal 2 and are currently competing in 17 RFPs for locations in existing as well as future airport spaces. Last, we continue to work with leading health and wellness brands to develop strategic partnerships to offer additional services and products at XpresSpa that should support gross margin expansion.”

“Our immediate focus is on corporate expense reduction and store-level performance improvement to strengthen our foundation and accelerate 2018 growth. On the cost line, we eliminated over $7 million of overhead expenses and construction costs in 2017 compared to 2016, and expect to further reduce our expenses as we right size our corporate structure. We also expect to generate further efficiencies from our new point-of-sale system’s ability to provide greater depth of view and real-time information, which greatly enhances many aspects of our operational control. On the top line, we are working to drive same store sales through: training to support add-on sales of our enhanced, higher-margin retail product; increasing our focus on our loyalty program to incentivize repeat client visits; and refining our staffing through our new scheduling tool to increase revenue generation as well as optimize labor cost. Our objective is to deliver improved profitability throughout the year.”

First Quarter 2018 Consolidated Results Highlights

•	Total revenue from continuing operations increased 13.7% to $12.6 million in first quarter 2018 compared to $11.1 million in first quarter 2017.

•	Product and service revenue increased 7.4% to $11.8 million in first quarter 2018 compared to $11.0 million in first quarter 2017

o	Same store sales decreased 1.6% as XpresSpa’s comparisons reflected strong growth in first quarter 2017 and as 69 days in first quarter 2018 were impacted by inclement weather, including 17 instances where airports in which XpresSpa operates were closed

o	Opened 3 new locations and closed 2 stores during first quarter 2018. New store openings included XpresSpa’s first off-airport location in the Westfield World Trade Center, a second location at Raleigh-Durham International Airport which replaced an existing location, and a second location at Pittsburgh International Airport.

•	Product and service gross profit was $2.1 million, or 17.7% margin, in first quarter 2018 compared to $2.1 million, or 19.6% margin, in first quarter 2017

o	Cost of sales increased year over year primarily due to the cost of labor and occupancy associated with new store openings.

o	Gross margin compression resulted from higher than normal labor costs, partially associated with new store openings, weather-related store closings, and from the temporary decline in product sales associated with an adjustment period as sourcing was fully transitioned to XpresSpa’s strategic partner; this was normalized by the end of the quarter.

•	General and administrative expenses decreased 8.0% due primarily to the Company’s streamlining of processes at the corporate level, as well as a reduction in stock-based compensation of $0.2 million from $0.5 million as of March 31, 2017 to $0.3 million as of March 31, 2018.

•	Other operating revenue increased to $0.8 million in first quarter 2018 from $0.1 million in first quarter 2017 as the Company sold certain patents in January 2018 for net proceeds of $0.3 million and shares of common stock in Marathon Patent Group, Inc. that were valued at $0.5 million. Other operating revenues are generally nonrecurring and carry minimal operating expense.

•	Net operating loss increased to $23.1 million from $4.6 million in the first quarter of 2017

o	Included in first quarter 2018 net loss is a $19.6 million goodwill impairment charge. The impairment to goodwill was a result of the structural changes to the Company, including completion of transition from a holding company to a pure play health and wellness company and change in CEO.

o	Excluding this charge, the net loss of $3.5 million for first quarter 2018 decreased $1.1 million from first quarter 2017 due to incremental revenue attributable to new store openings and continued reductions in general and administrative costs.

•	EBITDA* loss of $1.5 million for first quarter 2018 improved $0.3 million from $1.8 million in first quarter 2017 through reduced store-level product and general and administrative expenses.

•	Comprehensive loss, after discontinued operations, was $23.9 million in first quarter 2018 compared to $6.4 million in first quarter 2017.

*EBITDA and Adjusted EBITDA are a non-GAAP financial measures; see "Use of Non-GAAP Financial Measures" below. See tables below for abbreviated financial XpresSpa segment results for the first quarters of 2018 and 2017.

Balance Sheet & Cash Flows

As of March 31, 2018, the Company had:

•	Current assets of $6.3 million

•	Cash of $3.6 million

•	Assets held for disposal of $0.7 million

•	Long-term debt of $6.5 million with a related party.

Subsequent Event

On May 15, 2018, the Company entered into a securities purchase agreement (the “Agreement”) with certain institutional investors (the “Investors”), pursuant to which the Company agreed to sell up to (i) an aggregate principal amount of approximately $4.4 million in 5% Secured Convertible Notes (the “Convertible Notes”), which includes approximately $0.1 million to be issues to Palladium Capital as Placement Agent in the offering, convertible into shares of common stock of the Company, par value $0.01 per share (“Common Stock”) at a conversion price of $0.62 per share, (ii) Class A Warrants (the “Class A Warrants”) to purchase approximately 7.2 million shares of Common Stock at an exercise price of $0.62 per share and (iii) Class B Warrants (the “Class B Warrants,” and together with the Class A Warrants, the “Warrants”) to purchase approximately 3.6 million shares of Common Stock at an exercise price of $0.62 per share. The Convertible Notes bear interest at a rate of 5% per annum. The Convertible Notes are senior secured obligations of the Company and are secured by certain of its personal property. Unless earlier converted or redeemed, the Convertible Notes will mature in November 2019. The Company intends to use the proceeds of this financing primarily for working capital and new store openings. The Company expects to close the transaction as soon as possible following the filing of the first quarter 2018 results.

On May 14, 2018, we extended maturity of the debt from May 1, 2019 to December 31, 2019.

“XpresSpa is close to generating sufficient cash to fund operations through the combination of operating the spas and our cost reduction initiatives particularly as we approach the seasonally stronger second and third quarters of the year,” said Mr. Jankowski. “While we consider our operating and growth needs to be fully funded through the end of 2019, as we move forward, we will continue to review our capital structure and our options to increase our financial flexibility, including the refinancing of our existing debt, and the reduction of our cost of capital.”

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is the world’s largest airport spa company, with 57 locations in 23 airports globally (as of March 31, 2018), and one off-airport spa at Westfield World Trade Center in New York City. XpresSpa offers services that are tailored specifically to the busy customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Netherlands, and the United Arab Emirates. XpresSpa Group’s non-core assets include InfoMedia and intellectual property assets. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date, and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Contacts

LHA
Jody Burfening/Carolyn Capaccio
212.838.3777
xspa@lhai.com

XpresSpa Group, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31, 2018 (Unaudited)	December 31, 2017
Current assets
Cash and cash equivalents	$3,554	$6,368
Inventory	1,050	1,159
Other current assets	1,000	2,120
Assets held for disposal	717	6,446
Total current assets	6,321	16,093

Restricted cash	487	487
Property and equipment, net	15,928	15,797
Intangible assets, net	11,007	11,547
Goodwill	—	19,630
Other assets	3,765	1,686
Total assets	$37,508	$65,240

Current liabilities
Accounts payable, accrued expenses and other current liabilities	$8,560	$8,736
Liabilities held for disposal	—	3,761
Total current liabilities	8,560	12,497

Debt	6,500	6,500
Other liabilities	433	404
Total liabilities	15,493	19,401
Commitments and contingencies (see Note 12)

Stockholders’ equity
Series A Convertible Preferred stock, $0.01 par value per share; 500,000 shares authorized; 6,968 issued and none outstanding	—	—
Series B Convertible Preferred stock, $0.01 par value per share; 5,000,000 shares authorized; 1,666,667 issued and none outstanding	—	—
Series C Junior Preferred stock, $0.01 par value per share; 300,000 shares authorized; none issued and outstanding	—	—
Series D Convertible Preferred Stock, $0.01 par value per share; 500,000 shares authorized; 475,208 shares issued and 420,541 shares outstanding with a liquidation value of $20,186 as of March 31, 2018 and December 31, 2017	4	4
Common stock, $0.01 par value per share; 150,000,000 shares authorized; 26,634,475 and 26,545,690 issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	266	265
Additional paid-in capital	290,707	290,396
Accumulated deficit	(273,641)	(249,708)
Accumulated other comprehensive loss	(140)	(74)
Total stockholders’ equity attributable to the Company	17,196	40,883
Noncontrolling interests	4,819	4,956
Total stockholders’ equity	22,015	45,839
Total liabilities and stockholders’ equity	$37,508	$65,240

XpresSpa Group, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Three months ended March 31,
	2018	2017
Revenue
Products and services	$11,800	$10,984
Other	800	100
Total revenue	12,600	11,084

Cost of sales
Labor	6,210	5,309
Occupancy	2,060	1,771
Products and other operating costs	1,507	1,854
Total cost of sales	9,777	8,934
Depreciation and amortization	1,653	1,726
Goodwill impairment	19,630	—
General and administrative*	4,596	4,993
Total operating expenses	35,656	15,653
Operating loss from continuing operations	(23,056)	(4,569)
Interest expense	(183)	(189)
Other non-operating income (expense), net	(90)	114
Loss from continuing operations before income taxes	(23,329)	(4,644)
Income tax benefit (expense)	84	(227)
Consolidated net loss from continuing operations	(23,245)	(4,871)
Loss from discontinued operations before income taxes*	(605)	(1,478)
Income tax benefit (expense)	—	—
Consolidated net loss from discontinued operations	(605)	(1,478)
Consolidated net loss	(23,850)	(6,349)
Net income attributable to noncontrolling interests	(83)	(76)
Net loss attributable to the Company	$(23,933)	$(6,425)

Consolidated net loss from continuing operations	$(23,245)	$(4,871)
Other comprehensive loss from continuing operations	(66)	(44)
Comprehensive loss from continuing operations	(23,311)	(4,915)
Consolidated net loss from discontinued operations	(605)	(1,478)
Other comprehensive loss from discontinued operations	—	—
Comprehensive loss from continuing operations	(605)	(1,478)
Comprehensive loss	$(23,916)	$(6,393)

Loss per share
Loss per share from continuing operations	$(0.88)	$(0.26)
Loss per share from discontinued operations	(0.02)	(0.08)
Total basic and diluted net loss per share	$(0.90)	$(0.34)
Weighted-average number of shares outstanding during the period
Basic	26,592,781	18,862,715
Diluted	26,592,781	18,862,715

*Includes stock-based compensation expense, as follows:
General and administrative	$312	$547
Discontinued operations	—	194
Total stock-based compensation expense	$312	$741

XpresSpa Group, Inc.

Use of Non-GAAP Financial Measures

(In thousands)

	Three months ended	Three months ended
	March 31, 2018	March 31, 2017
Products and services revenue	$11,800,000	$10,984,000

Cost of sales
Labor	(6,210,000)	(5,309,000)
Occupancy	(2,060,000)	(1,771,000)
Products and other operating costs	(1,443,000)	(1,755,000)
Total cost of sales	(9,713,000)	(8,835,000)

Gross profit	2,087,000	2,149,000
Gross profit as a % of total revenue	17.7%	19.6%

Depreciation, amortization and impairment
Depreciation	(1,047,000)	(1,134,000)
Amortization	(606,000)	(592,000)
Goodwill impairment	(19,630,000)	—
Total depreciation, amortization and impairment	(21,283,000)	(1,726,000)

Total general and administrative expense	(4,596,000)	(4,993,000)

Other operating revenue and expense
Other operating revenue	800,000	100,000
Other operating expense	(64,000)	(99,000)
Total other operating revenue, net	736,000	1,000

Operating loss from continuing operations	(23,056,000)	(4,569,000)

Add:
Depreciation and amortization	1,653,000	1,726,000
Goodwill impairment	19,630,000	—
Merger and acquisition, integration, and one-time costs	—	526,000
Stock-based compensation expense	312,000	547,000

Adjusted EBITDA loss	$(1,461,000)	$(1,770,000)

XpresSpa Group Inc.

Wellness Segment Same Store Sales Growth for First Quarter 2018

($ in thousands)

Quarter Ended

	March 31, 2018			March 31, 2017%
	Comp Store	Non-Comp Store	Total	Comp Store	Non-Comp Store	Total
Revenue	$9,780	$2,020	$11,800	$9,940	$1,044	$10,984	(1.6%)